EXHIBIT 99.1
Text of Company Press Release

Trimble’s Fourth Quarter Revenue Up 4 Percent and Non-GAAP Operating Income
Up 18 Percent As Compared to the Fourth Quarter 2008

SUNNYVALE, Calif., Feb. 2, 2010 – Trimble (NASDAQ: TRMB) today announced revenue of $277.5 million for its fourth quarter ended January 1, 2010, up approximately 4 percent from revenue of $268.1 million in the fourth quarter of 2008.

Operating income for the fourth quarter of 2009 was $12.7 million, up approximately 21 percent as compared to the fourth quarter of 2008. Operating margin in the fourth quarter of 2009 was 4.6 percent, as compared to an operating margin of 3.9 percent in the fourth quarter of 2008.

Amortization of intangibles was $13.7 million in the fourth quarter of 2009, as compared to $12.0 million in the fourth quarter of 2008. The impact of stock-based compensation expense was $5.3 million, as compared to $4.6 million in the fourth quarter of 2008. There was also $1.6 million in restructuring expense, no acquisition-related inventory step-up charges, and $0.8 million in non-recurring acquisition costs in the fourth quarter of 2009.  This compares to $0.8 million in restructuring expense, $0.8 million in acquisition-related inventory step-up charges, and no non-recurring acquisition costs in the fourth quarter of 2008.

Excluding these items, non-GAAP operating income of $33.8 million was up 18 percent, as compared to the fourth quarter of 2008. Non-GAAP operating margin was 12.2 percent in the fourth quarter of 2009, as compared to 10.7 percent in the fourth quarter of 2008.

Fourth quarter 2009 net income was $9.5 million, down 31 percent, as compared to the fourth quarter of 2008. Diluted earnings per share for the fourth quarter of 2009 was $0.08, as compared to diluted earnings per share of $0.11 for the fourth quarter of 2008.

Adjusting for the items noted above, non-GAAP net income of $25.3 million for the fourth quarter of 2009 was down 13 percent, as compared to the fourth quarter of 2008. Non-GAAP earnings per share for the fourth quarter of 2009 was $0.21, as compared to non-GAAP earnings per share of $0.24 in the fourth quarter of 2008.  The tax rate for the fourth quarter of 2009 was 27 percent, compared to a tax benefit of 48 percent in the fourth quarter of 2008.

For the full year 2009, Trimble’s revenue was $1.13 billion, down approximately 15 percent from revenue of $1.33 billion in 2008.

Operating income for the full year 2009 was $85.8 million, down approximately 54 percent from 2008. Operating margin in 2009 was 7.6 percent, as compared to operating margin of 14.0 percent in 2008.

Amortization of intangibles was $52.5 million in 2009, as compared to $44.9 million in 2008. The impact of stock-based compensation expense was $18.7 million, as compared to $16.2 million in 2008. There was also $10.8 million in restructuring expense, $0.5 million in acquisition-related inventory step-up charges, and $3.8 million in non-recurring acquisition costs in 2009.  This compares to $4.6 million in restructuring expense, $1.4 million in acquisition-related inventory step-up charges, and no non-recurring acquisition costs in 2008.

Excluding these items, full year non-GAAP operating income of $172.1 million was down 32 percent, as compared to 2008. Full year 2009 non-GAAP operating margin was 15.3 percent in 2009, as compared to 19.0 percent in 2008.

Net income for the full year 2009 was $63.4 million, down 55 percent as compared to 2008. Diluted earnings per share for 2009 was $0.52, as compared to diluted earnings per share of $1.14 in 2008.

Adjusting for the items noted above, non-GAAP net income of $126.5 million for the full year 2009 was down 34 percent, as compared to 2008. Non-GAAP earnings per share for 2009 was $1.04, as compared to non-GAAP earnings per share of $1.54 in 2008.  The tax rate for the full year 2009 was 27 percent, as compared to 26 percent for the full year 2008.

Cash flow from operations for the full year 2009 was $194.6 million, as compared to $176.1 million in 2008.

“The macroeconomic environment represented a significant challenge for Trimble throughout 2009.  Although difficult, we saw improving stability in the second half of the year which provided us with the opportunity to demonstrate year-over-year progression in the fourth quarter,” said Steven W. Berglund, Trimble’s president and chief executive officer. “This reinforces our anticipation of meaningful revenue growth in 2010, with strong operating leverage providing the potential to grow earnings significantly faster than revenue.  Trimble employees have distinguished themselves in a historically unprecedented period by confronting the needs of the short term while continuing to develop the platform for future growth.  As a result, our fundamental long-term strategy and financial model remain intact and have not been impaired by the cost reductions taken during the recession,” concluded Berglund.

Trimble Results by Business Segment
Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges, non-recurring acquisition costs, and the impact of stock-based compensation expense.

Engineering and Construction (E&C)
Fourth quarter 2009 E&C revenue was $154.3 million, up approximately 8 percent as compared to the fourth quarter of 2008, largely due to stronger sales of both survey instruments and machine control products.

E&C revenue for the full year 2009 was $578.6 million, down approximately 22 percent as compared to 2008 due to recessionary conditions, concentrated in the U.S. and Europe.

Operating income in E&C for the fourth quarter 2009 was $15.5 million, or 10.0 percent of revenue, as compared to $2.3 million, or 1.6 percent of revenue, in the fourth quarter of 2008.  Non-GAAP operating income was $17.5 million, or 11.3 percent of revenue, as compared to $3.9 million, or 2.7 percent of revenue, in the fourth quarter of 2008. The improvement in non-GAAP operating margin was primarily due to year-over-year cost reductions as a result of restructuring in the segment, as well as increased revenue.

Operating income in E&C for the full year 2009 was $58.3 million, or 10.1 percent of revenue, as compared to $126.0 million, or 17.0 percent of revenue, in 2008.  Non-GAAP operating income was $64.6 million, or 11.2 percent of revenue, as compared to $130.7 million, or 17.6 percent of revenue, in 2008. The decline in non-GAAP operating margin was primarily due to lower revenue.

Field Solutions
Fourth quarter 2009 Field Solutions revenue was $57.2 million, down approximately 2 percent as compared to the fourth quarter of 2008.

Field Solutions full year 2009 revenue was $291.8 million, down approximately 3 percent as compared to 2008.

Operating income in Field Solutions for the fourth quarter 2009 was $15.9 million, or 27.8 percent of revenue, as compared to $17.5 million, or 30.1 percent of revenue, in the fourth quarter of 2008.  Non-GAAP operating income was $16.2 million, or 28.3 percent of revenue, as compared to $17.7 million, or 30.5 percent of revenue, in the fourth quarter of 2008.  The decrease in non-GAAP operating margin was due to slightly lower revenue.

Operating income in Field Solutions for the full year 2009 was $104.5 million, or 35.8 percent of revenue, as compared to $109.5 million, or 36.4 percent of revenue, in 2008.  Non-GAAP operating income was $105.6 million, or 36.2 percent of revenue, as compared to $110.3 million, or 36.7 percent of revenue, in 2008.

Mobile Solutions
Fourth quarter 2009 Mobile Solutions revenue was $38.0 million, down approximately 5 percent as compared to the fourth quarter of 2008 primarily due to churn among smaller accounts that were impacted by the economic environment throughout the year.

For the full year 2009 Mobile Solutions revenue was $154.9 million, down approximately 7 percent as compared to 2008 primarily due to reduced sales of ready mix products for construction.

Operating income in Mobile Solutions for the fourth quarter 2009 was $4.2 million, or 11.0 percent of revenue, as compared to $3.3 million, or 8.3 percent of revenue, in the fourth quarter of 2008.  Non-GAAP operating income in Mobile Solutions was $5.2 million, or 13.7 percent of revenue, as compared to $4.5 million or 11.2 percent of revenue, in the fourth quarter of 2008 due to cost reductions.

Operating income in Mobile Solutions for the full year 2009 was $14.3 million, or 9.3 percent of revenue, as compared to $11.3 million, or 6.8 percent of revenue, in 2008.  For the full year 2009 non-GAAP operating income in Mobile Solutions was $18.6 million, or 12.0 percent of revenue, as compared to $16.1 million, or 9.6 percent of revenue, in 2008.  Improvements in the non-GAAP operating margin are primarily due to improving operational efficiency.

Advanced Devices
Fourth quarter 2009 Advanced Devices revenue was $28.1 million, up approximately 3 percent as compared to the fourth quarter of 2008.

Full year 2009 Advanced Devices revenue was $101.0 million, down approximately 16 percent as compared to 2008 due to reduced sales of embedded and aerial survey products.

Operating income in Advanced Devices for the fourth quarter 2009 was $3.6 million, or    12.8 percent of revenue, as compared to $6.3 million, or 23.3 percent of revenue, in the fourth quarter of 2008.  Non-GAAP operating income in Advanced Devices was $4.1 million, or 14.7 percent of revenue, as compared to $6.7 million, or 24.7 percent of revenue, in the fourth quarter of 2008.

Operating income in Advanced Devices for the full year 2009 was $17.2 million, or 17.0 percent of revenue, as compared to $24.4 million, or 20.4 percent of revenue, in 2008.  For the full year 2009 non-GAAP operating income in Advanced Devices was $18.8 million, or 18.6 percent of revenue, as compared to $25.8 million, or 21.6 percent of revenue, in 2008.  The reduction in non-GAAP operating margin was due primarily to reduced revenue and product mix.

Use of Non-GAAP Financial Information
To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release.  Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance
For the first quarter of 2010 Trimble expects revenue between $308 million and $313 million, with GAAP earnings per share of $0.19 to $0.21 and non-GAAP earnings per share of $0.30 to $0.32. Non-GAAP guidance for the first quarter of 2010 excludes the amortization of intangibles of $14.0 million related to previous acquisitions and the anticipated impact of stock-based compensation expense of $4.9 million. Both GAAP and non-GAAP earnings per share assume a 27 to 29 percent tax rate and 123.5 million shares outstanding.

Investor Conference Call / Webcast Details
Trimble will hold a conference call on Feb. 2, 2010 at 1:30 p.m. PT to review its fourth quarter 2009 results. It will be broadcast live on the Web at http://investor.trimble.com.  Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 634-6089 (international).  A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or (706) 645-9291 (international) and the pass code is 51195518. The replay will also be available on the Web at the address above.

About Trimble
Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit Trimble's Web site at www.trimble.com.

Safe Harbor
Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the ability to deliver the operating margins, revenue, and earnings per share that Trimble has guided for the first quarter and full year 2010, changes in tax-rate, the anticipated impact of stock-based compensation expense and the amortization of intangibles related to previous acquisitions.  These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. If the current economic conditions in the U.S. and Europe worsen or do not improve it may negatively impact our customers’ purchasing decisions worldwide, including in emerging markets. In addition, the Company's results may be adversely affected if the Company is unable to market, manufacture, and ship new products.  Any weakening of our accounts receivable or write-off of goodwill could also impair our financial results. Any failure to achieve predicted results could negatively impact the Company's revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Jan-1,	Jan-2,	Jan-1,	Jan-2,
	2010	2009	2010	2009

Revenue	$277,529	$268,084	$1,126,259	$1,329,234
Cost of sales	146,877	146,046	576,391	680,098
Gross margin	130,652	122,038	549,868	649,136
Gross margin (%)	47.1%	45.5%	48.8%	48.8%

Operating expenses
Research and development	35,795	36,167	136,639	148,265
Sales and marketing	48,739	44,564	189,859	196,290
General and administrative	24,929	23,972	100,830	94,023
Restructuring	588	287	6,385	2,722
Amortization of purchased intangible assets	7,924	6,608	30,335	22,376
Total operating expenses	117,975	111,598	464,048	463,676

Operating income	12,677	10,440	85,820	185,460

Non-operating income (loss), net
Interest income	237	675	783	2,044
Interest expense	(404)	(1,371)	(1,812)	(2,760)
Foreign currency transaction gain (loss), net	(297)	(829)	463	1,509
Income from joint ventures, net	60	1,185	429	7,981
Other income (expense), net	410	(1,130)	1,938	(2,791)
Total non-operating income (loss), net	6	(1,470)	1,801	5,983

Income before taxes	12,683	8,970	87,621	191,443

Income tax provision	3,414	(4,270)	23,658	50,470
Net income	9,269	13,240	63,963	140,973
Less: Net income (loss) attributable to noncontrolling interests	(278)	(499)	517	(499)
Net income attributable to Trimble Navigation Ltd.	$9,547	$13,739	$63,446	$141,472

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.08	$0.12	$0.53	$1.17
Diluted	$0.08	$0.11	$0.52	$1.14

Shares used in calculating earnings per share:
Basic	120,395	119,342	119,814	120,714
Diluted	123,155	121,728	122,208	124,235

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Jan-1,	Jan-2,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$273,848	$142,531
Short-term investments	-	5,000
Accounts receivables, net	202,293	204,269
Other receivables	11,856	17,540
Inventories, net	144,012	160,893
Deferred income taxes	39,686	41,810
Other current assets	18,383	16,404
Total current assets	690,078	588,447

Property and equipment, net	44,635	50,175
Goodwill	764,193	715,571
Other purchased intangible assets, net	202,782	228,901
Other non-current assets	51,589	51,922

Total assets	$1,753,277	$1,635,016

Liabilities

Current liabilities:
Current portion of long-term debt	$445	$124
Accounts payable	53,775	49,611
Accrued compensation and benefits	43,272	41,291
Deferred revenue	68,968	55,241
Accrued warranty expense	14,744	13,332
Other accrued liabilities	42,041	63,719
Total current liabilities	223,245	223,318

Non-current portion of long-term debt	151,038	151,464
Non-current deferred revenue	15,599	12,418
Deferred income taxes	38,857	42,207
Other non-current liabilities	59,983	61,553
Total liabilities	488,722	490,960

Commitments and contingencies

Equity

Shareholders' equity:
Common stock	720,248	684,831
Retained earnings	491,368	427,921
Accumulated other comprehensive income	48,296	27,649
Total Trimble Navigation Ltd. shareholders' equity	1,259,912	1,140,401
Noncontrolling interests	4,643	3,655
Total equity	1,264,555	1,144,056

Total liabilities and equity	$1,753,277	$1,635,016

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	Jan-1,	Jan-2,
	2010	2009

Cash flow from operating activities:
Net Income	$63,963	$140,973

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	18,795	19,047
Amortization expense	52,672	45,066
Provision for doubtful accounts	4,139	2,709
Amortization of debt issuance cost	226	169
Deferred income taxes	(7,473)	(17,356)
Stock-based compensation	18,659	16,166
Equity gain from joint ventures	(429)	(7,981)
Excess tax benefit for stock-based compensation	(1,453)	(5,970)
Provision for excess and obsolete inventories	3,530	4,426
Other non-cash items	(3,036)	151

Add decrease (increase) in assets:
Accounts receivables	(3,935)	33,414
Other receivables	3,516	(7,422)
Inventories	13,292	(16,461)
Other current and non-current assets	(620)	779

Add increase (decrease) in liabilities:
Accounts payable	2,631	(20,898)
Accrued compensation and benefits	245	(12,487)
Accrued liabilities	4,433	3,069
Deferred revenue	25,476	(1,320)
Net cash provided by operating activities	194,631	176,074

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(52,018)	(115,137)
Acquisition of property and equipment	(12,706)	(16,196)
Acquisitions of intangible assets	(26,839)	-
Net maturities of short-term investments	5,000	(5,000)
Investment in joint venture	(750)	-
Capital infusion from minority investor	-	4,200
Dividends received	2,896	10,648
Other	491	(5,211)
Net cash used in investing activities	(83,926)	(126,696)

Cash flow from financing activities:
Issuance of common stock	14,855	22,802
Excess tax benefit for stock-based compensation	1,453	5,970
Repurchase and retirement of common stock	-	(125,888)
Proceeds from long-term debt and revolving credit lines	-	151,000
Payments on long-term debt and revolving credit lines	(183)	(60,314)
Other	-	(11)
Net cash provided by (used in) financing activities	16,125	(6,441)

Effect of exchange rate changes on cash and cash equivalents	4,487	(3,608)

Net increase in cash and cash equivalents	131,317	39,329
Cash and cash equivalents - beginning of period	142,531	103,202

Cash and cash equivalents - end of period	$273,848	$142,531

REPORTING SEGMENTS
(Dollars in thousands)
(Unaudited)

	Reporting Segments
	Engineering
	and	Field	Mobile	Advanced
	Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED JANUARY 1, 2010:
Revenue	$154,304	$57,154	$37,956	$28,115

Operating income before corporate allocations:	$15,482	$15,861	$4,178	$3,594
Operating margin (% of segment external net revenues)	10.0%	27.8%	11.0%	12.8%

THREE MONTHS ENDED JANUARY 2, 2009:
Revenue	$142,611	$58,247	$39,995	$27,231

Operating income before corporate allocations:	$2,339	$17,528	$3,331	$6,340
Operating margin (% of segment external net revenues)	1.6%	30.1%	8.3%	23.3%

TWELVE MONTHS ENDED JANUARY 1, 2010:
Revenue	$578,579	$291,752	$154,881	$101,047

Operating income before corporate allocations:	$58,282	$104,498	$14,341	$17,227
Operating margin (% of segment external net revenues)	10.1%	35.8%	9.3%	17.0%

TWELVE MONTHS ENDED JANUARY 2, 2009:
Revenue	$741,668	$300,708	$167,113	$119,745

Operating income before corporate allocations:	$126,014	$109,489	$11,328	$24,445
Operating margin (% of segment external net revenues)	17.0%	36.4%	6.8%	20.4%

GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended				Twelve Months Ended
		Jan-1,		Jan-2,		Jan-1,		Jan-2,
		2010		2009		2010		2009
		Dollar	% of	Dollar	% of		% of		% of
		Amount	Revenue	Amount	Revenue		Revenue		Revenue
GROSS MARGIN:
GAAP gross margin:		$130,652	47.1%	$122,038	45.5%	$549,868	48.8%	$649,136	48.8%
Restructuring	( A )	1,036	0.3%	559	0.2%	4,369	0.4%	1,919	0.1%
Amortization of purchased intangibles	( B )	5,780	2.1%	5,418	2.0%	22,201	2.0%	22,515	1.7%
Stock-based compensation	( C )	486	0.2%	487	0.2%	1,854	0.2%	1,920	0.2%
Amortization of acquisition-related inventory step-up	( D )	-	0.0%	813	0.3%	470	0.0%	1,414	0.1%
Non-GAAP gross margin:		$137,954	49.7%	$129,315	48.2%	$578,762	51.4%	$676,904	50.9%

OPERATING EXPENSES:
GAAP operating expenses:		$117,975		$111,598		$464,048		$463,676
Restructuring	( A )	(588)		(287)		(6,385)		(2,722)
Amortization of purchased intangibles	( B )	(7,924)		(6,608)		(30,335)		(22,376)
Stock-based compensation	( C )	(4,852)		(4,076)		(16,805)		(14,246)
Non-recurring acquisition costs	( E )	(440)		-		(3,822)		-
Non-GAAP operating expenses:		$104,171		$100,627		$406,701		$424,332

OPERATING INCOME:
GAAP operating income:		$12,677	4.6%	$10,440	3.9%	$85,820	7.6%	$185,460	14.0%
Restructuring	( A )	1,624	0.6%	846	0.3%	10,754	1.0%	4,641	0.3%
Amortization of purchased intangibles	( B )	13,704	4.9%	12,026	4.5%	52,536	4.7%	44,891	3.4%
Stock-based compensation	( C )	5,338	1.9%	4,563	1.7%	18,659	1.7%	16,166	1.2%
Amortization of acquisition-related inventory step-up	( D )	-	0.0%	813	0.3%	470	0.0%	1,414	0.1%
Non-recurring acquisition costs	( E )	440	0.2%	-	0.0%	3,822	0.3%	-	0.0%
Non-GAAP operating income:		$33,783	12.2%	$28,688	10.7%	$172,061	15.3%	$252,572	19.0%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.		$9,547		$13,739		$63,446		$141,472
Restructuring	( A )	1,624		846		10,754		4,641
Amortization of purchased intangibles	( B )	13,704		12,026		52,536		44,891
Stock-based compensation	( C )	5,338		4,563		18,659		16,166
Amortization of acquisition-related inventory step-up	( D )	-		813		470		1,414
Non-recurring acquisition costs	( E )	826		-		3,822		-
Income tax effect on non-GAAP adjustments	( F )	(5,785)		(3,029)		(23,196)		(17,649)
Non-GAAP net income attributable to Trimble Navigation Ltd.		$25,254		$28,958		$126,491		$190,935

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.08		$0.11		$0.52		$1.14
Restructuring	( A )	0.01		0.01		0.09		0.04
Amortization of purchased intangibles	( B )	0.11		0.10		0.43		0.36
Stock-based compensation	( C )	0.05		0.04		0.15		0.13
Amortization of acquisition-related inventory step-up	( D )	-		0.01		0.01		0.01
Non-recurring acquisition costs	( E )	0.01		-		0.03		-
Income tax effect on non-GAAP adjustments	( F )	(0.05)		(0.03)		(0.19)		(0.14)
Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.21		$0.24		$1.04		$1.54

OPERATING LEVERAGE:
Increase (decrease) in non-GAAP operating income		$5,095				$(80,511)
Increase (decrease) in revenue		$9,445				$(202,975)
Operating leverage (increase in non-GAAP operating
income as a % of increase in revenue)		53.9%				N/A

			% of Segment		% of Segment		% of Segment		% of Segment
			Revenue		Revenue		Revenue		Revenue
SEGMENT OPERATING INCOME:
Engineering and Construction
GAAP operating income before corporate allocations:		$15,482	10.0%	$2,339	1.6%	$58,282	10.1%	$126,014	17.0%
Stock-based compensation	( G )	2,010	1.3%	1,533	1.1%	6,312	1.1%	4,726	0.6%
Non-GAAP operating income before corporate allocations:		$17,492	11.3%	$3,872	2.7%	$64,594	11.2%	$130,740	17.6%

Field Solutions
GAAP operating income before corporate allocations:		$15,861	27.8%	$17,528	30.1%	$104,498	35.8%	$109,489	36.4%
Stock-based compensation	( G )	311	0.5%	221	0.4%	1,086	0.4%	821	0.3%
Non-GAAP operating income before corporate allocations:		$16,172	28.3%	$17,749	30.5%	$105,584	36.2%	$110,310	36.7%

Mobile Solutions
GAAP operating income before corporate allocations:		$4,178	11.0%	$3,331	8.3%	$14,341	9.3%	$11,328	6.8%
Stock-based compensation	( G )	1,011	2.7%	1,167	2.9%	4,216	2.7%	4,749	2.8%
Non-GAAP operating income before corporate allocations:		$5,189	13.7%	$4,498	11.2%	$18,557	12.0%	$16,077	9.6%

Advanced Devices
GAAP operating income before corporate allocations:		$3,594	12.8%	$6,340	23.3%	$17,227	17.0%	$24,445	20.4%
Stock-based compensation	( G )	527	1.9%	399	1.4%	1,595	1.6%	1,378	1.2%
Non-GAAP operating income before corporate allocations:		$4,121	14.7%	$6,739	24.7%	$18,822	18.6%	$25,823	21.6%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands)
(Unaudited)

The non-GAAP financial measures included in the previous table are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, non-GAAP diluted net income per share and operating leverage, and non-GAAP segment operating income before corporate allocations.    These non-GAAP measures can be used to evaluate the Company's historical and prospective financial performance, as well as its performance relative to competitors.  The Company believes some of its investors track the Company's "core operating performance" as a means of evaluating the Company's performance in the ordinary, ongoing, and customary course of its operations.  Management also believes that looking at its core operating performance provides a supplemental way to provide consistency in period to period comparisons.  Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangibles, stock based compensation, amortization of acquisition-related inventory step-up and non-recurring acquisition costs, which the Company believes are not indicative of its core operating performance.

( A )
Restructuring. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings.  We exclude restructuring from our non-GAAP measures because we believe they are not indicative of our core operating performance.

( B )
Amortization of purchased intangibles.  Included in our GAAP presentation of cost of sales and operating expenses, amortization of purchased intangibles recorded arise from prior acquisitions and are non-cash in nature.  We exclude these expenses from our non-GAAP measures because we believe they are not indicative of our core operating performance.

( C )
Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R).  We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense.   For the three months and twelve months ended January 1, 2010 and January 2, 2009, stock-based compensation was allocated as follows:

	Three Months Ended		Twelve Months Ended
	Jan-1,	Jan-2,	Jan-1,	Jan-2,
	2010	2009	2010	2009
Cost of sales	$486	$487	$1,854	$1,920
Research and development	972	860	3,476	3,489
Sales and Marketing	1,246	1,095	4,446	3,993
General and administrative	2,634	2,121	8,883	6,764
	$5,338	$4,563	$18,659	$16,166

( D )
Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because we do not believe it is indicative of our core operating performance.

( E )
Non-recurring acquisition costs. Included in our GAAP presentation of operating expenses and non-operating income, net, non-recurring acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs. Also included are unusual acquisition related items such as a gain on bargain purchase (resulting from the fair value of indentifiable net assets acquired exceeding the consideration transferred) and payments made to settle earnout and holdback disputes. We exclude these items because they are non-recurring and unique to specific acquisitions and are not indicative of our core operating performance.

( F )	Income tax effect on non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

( G )
Stock-based Compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R). As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. Stock-based compensation not allocated to the reportable segments was approximately $1,479K and $1,243K for the three months ended January 1, 2010 and January 2, 2009, respectively and $5,450K and $4,492K for the twelve months ended January 1, 2010 and January 2, 2009, respectively.

CONTACT:  Investor Relations, Willa McManmon, +1-408-481-7838,
willa_mcmanmon@trimble.com, or Media, Lea Ann McNabb, +1-408-481-7808,
leaann_mcnabb@trimble.com, both of Trimble